Exhibit 99.1

Concrete Pumping Holdings Reports Strong Fourth Quarter and Fiscal Year 2022 Results,

Provides Financial Outlook for Fiscal Year 2023

- Announces $10 Million Increase to Share Repurchase Plan -

DENVER, CO – January 23, 2023 – Concrete Pumping Holdings, Inc. (Nasdaq: BBCP) (the “Company” or “CPH”), a leading provider of concrete pumping and waste management services in the U.S. and U.K., reported financial results for the fourth quarter and fiscal year ended October 31, 2022.

Fourth Quarter Fiscal Year 2022 Highlights vs. Fourth Quarter of Fiscal Year 2021 (where applicable)

●	Revenue increased 31% to $114.9 million compared to $87.8 million.
●	Gross profit increased 30% to $48.6 million compared to $37.3 million.
●	Income from operations increased 56% to $18.3 million compared to $11.7 million.
●	Net income attributable to common shareholders increased 170% to $8.1 million or $0.14 per diluted share, compared to $3.0 million or $0.05 per diluted share.
●	Adjusted EBITDA[1] increased 28% to $36.3 million compared to $28.3 million, with Adjusted EBITDA margin[1] at 31.6% compared to 32.2%.
●
Amounts outstanding under debt agreements were $427.1 million with net debt[1] of $419.7 million. Total available liquidity was $111.2 million as of October 31, 2022, compared to $134.1 million as of July 31, 2022. The decrease in liquidity was driven by the purchase of Coastal Concrete Pumping in August 2022.

Fiscal Year 2022 Highlights vs. Fiscal Year 2021

●	Revenue increased 27% to $401.3 million compared to $315.8 million.
●	Gross profit increased 19% to $163.6 million compared to $137.7 million.
●	Income from operations increased 32% to $50.1 million compared to $38.0 million.
●	Net income attributable to common shareholders improved by $43.7 million to $26.9 million or $0.47 per diluted share, compared to a net loss attributable to common shareholders of $16.8 million or $(0.31) per diluted share.
●	Adjusted EBITDA[1] increased 14% to $118.6 million compared to $104.3 million, with Adjusted EBITDA margin[1] at 29.5% compared to 33.0%.

Management Commentary

“In the fourth quarter we grew revenue across all segments and reported our fifth consecutive quarter of double-digit consolidated revenue growth, a testament to our team and the continued strength and resilience of our business,” said Bruce Young, CEO of Concrete Pumping Holdings. “As a result, we were able to drive record annual revenue, net income and Adjusted EBITDA performance for the company.

“In our U.S. concrete pumping business, we continued to grow market share in the commercial and infrastructure end markets. Our U.S. concrete waste management business, Eco-Pan, continues to generate double-digit growth, as we have been successful in growing our operations network while our expanded salesforce has done an outstanding job selling its attractive value proposition. In the U.K., we delivered an increase in the volume of projects as the region continues to benefit from commercial and infrastructure development.

“Entering fiscal year 2023, we expect continued strong demand across our commercial and infrastructure segments, and we are prepared for a continued dynamic environment in our residential end market given uncertain macroeconomic conditions. We expect to continue leveraging our scale to mitigate cost inflation, particularly in diesel fuel, while also remaining opportunistic to invest in our equipment to attract top talent in order to drive profitable growth and superior shareholder value.”

1 Adjusted EBITDA, Adjusted EBITDA margin and net debt are financial measures that are not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a discussion of the non-GAAP financial measures used in this release and a reconciliation to their most comparable GAAP measures.

Fourth Quarter Fiscal Year 2022 Financial Results

Revenue in the fourth quarter of fiscal year 2022 increased 31% to $114.9 million compared to $87.8 million in the fourth quarter of fiscal year 2021. The increase was primarily attributable to strong growth across each of the Company’s segments as a result of organic growth from higher volumes and rate per hour increases, as well as the acquisitions of Hi-Tech Concrete Pumping Services in September 2021, Pioneer Concrete Pumping in November 2021 and Coastal Carolina Pumping in August 2022. These three acquisitions collectively contributed revenue of $11.9 million and $1.8 million during the fourth quarter of fiscal years 2022 and 2021, respectively. Excluding these acquisitions, revenue organically increased 20% to $103.0 million.

Gross profit in the fourth quarter of fiscal year 2022 increased 30% to $48.6 million compared to $37.3 million in the prior year quarter. Gross margin was 42.3%, relatively flat with 42.6% in the prior year quarter.

G&A expenses in the fourth quarter of fiscal year 2022 were $30.1 million compared to $25.6 million in the prior year quarter. As a percent of revenue, G&A expenses in the fourth quarter of fiscal year 2022 improved to 26.2% compared to 29.1% in the fourth quarter of fiscal year 2021. The increase in G&A expenses was primarily attributable to higher labor costs as a result of recent acquisitions. Excluding non-cash expenses for depreciation expense of $0.6 million in the fourth quarter of fiscal years 2022 and 2021, respectively, amortization of intangibles of $5.6 million and $6.6 million in the fourth quarter of fiscal years 2022 and 2021, respectively, and stock-based compensation expense of $0.9 million and $1.3 million in the fourth quarter of fiscal years 2022 and 2021, respectively, G&A expenses were $23.0 million (20.0% of revenue) in the fourth quarter of 2022 compared to $17.1 million (19.5% of revenue) in the fourth quarter of 2021.

Net income attributable to common shareholders in the fourth quarter of fiscal year 2022 increased 170% to $8.1 million, or $0.14 per diluted share, compared to net income attributable to common shareholders of $3.0 million, or $0.05 per diluted share, in the prior year quarter.

Adjusted EBITDA in the fourth quarter of fiscal year 2022 increased 28% to $36.3 million compared to $28.3 million in the prior year quarter. Adjusted EBITDA margin was 31.6% compared to 32.2% in the prior year quarter.

Fiscal Year 2022 Financial Results

Revenue in fiscal year 2022 increased 27% to $401.3 million compared to $315.8 million in fiscal year 2021. The increase was primarily attributable to double-digit growth across all business segments, with particularly strong growth from the U.S. Concrete Pumping and U.S. Concrete Waste Management Services segments. The U.S. Concrete Pumping growth was primarily attributable to: (1) robust organic growth in most markets as a result of higher volumes and rate per hour increases and (2) the acquisitions of Hi-Tech, Pioneer and Coastal Carolina. These three acquisitions collectively contributed revenue of $32.7 million and $1.8 million during fiscal years 2022 and 2021, respectively. The U.S. Concrete Waste Management Services increase was primarily due to strong organic growth and pricing improvements.

Gross profit in fiscal year 2022 increased 19% to $163.6 million compared to $137.7 million in fiscal year 2021. Gross margin was 40.8% down from 43.6% in the prior year due to rapid inflationary cost pressures, most notably higher labor and fuel costs.

G&A expenses in fiscal year 2022 increased to $113.2 million compared to $99.4 million in fiscal year 2021. The overall increase was due to: higher (1) labor costs of $11.1 million and (2) other G&A-related expenses of $8.6 million, which includes automotive, travel, office and rent expenses. These increased costs were predominantly driven by the recent acquisitions discussed above. In addition, G&A expenses were negatively impacted by $2.5 million in non-cash expenses related to fluctuations in the Great British Pound. As a percent of revenue, G&A expenses were 28.2% in fiscal year 2022 compared to 31.5% in fiscal year 2021. Excluding non-cash expenses for depreciation of $2.3 million and $2.1 million in fiscal years 2022 and 2021, respectively, amortization of intangibles of $22.6 million and $27.1 million in fiscal years 2022 and 2021, respectively, and stock-based compensation expense of $5.0 million and $6.6 million in fiscal years 2022 and 2021, respectively, G&A expenses were $83.3 million for fiscal year 2022 (20.8% of revenue) compared to $63.6 million for fiscal year 2021 (20.1% of revenue).

Net income attributable to common shareholders in fiscal year 2022 improved $43.7 million to $26.9 million or $0.47 per diluted share, compared to a net loss attributable to common shareholders of $16.8 million or $(0.31) per diluted share in fiscal year 2021.

Adjusted EBITDA in fiscal year 2022 increased 14% to $118.6 million compared to $104.3 million in the prior year. Adjusted EBITDA margin was 29.5% compared to 33.0% in the prior year.

Liquidity

On October 31, 2022, the Company had debt outstanding of $427.1 million, net debt of $419.7 million and total available liquidity of $111.2 million.

Segment Results

U.S. Concrete Pumping. Revenue in the fourth quarter of fiscal year 2022 increased 34% to $84.3 million compared to $63.0 million in the prior year quarter. The increase was primarily due to (1) organic growth and pricing improvements and (2) recent acquisitions that collectively contributed revenue of $11.9 million and $1.8 million during the fourth quarter of fiscal years 2022 and 2021, respectively. Net income in the fourth quarter of fiscal year 2022 improved to $2.8 million compared to $0.8 million in the prior year quarter. Adjusted EBITDA increased 29% to $23.4 million in the fourth quarter of fiscal year 2022 compared to $18.1 million in the prior year quarter.

Revenue in fiscal year 2022 increased 29% to $296.5 million compared to $229.5 million in fiscal year 2021. The U.S. Pumping business successfully delivered record revenue and strong operational efficiency due to execution by the regional teams across all end-markets. In addition, acquisitions contributed $31.0 million more to revenue for fiscal year 2022 when compared to 2021. Net income improved to $6.5 million in fiscal year 2022 compared to a net loss of $11.0 million in fiscal year 2021. Adjusted EBITDA in fiscal year 2022 increased 14% to $77.5 million compared to $68.1 million in fiscal year 2021. The increase in net income and Adjusted EBITDA is primarily attributable to the strong growth in revenue and pricing improvements.

U.K. Operations. Revenue in the fourth quarter of fiscal year 2022 increased 8% to $14.9 million compared to $13.8 million in the prior year quarter. Net income in the fourth quarter of fiscal year 2022 was $1.7 million compared to a net loss of $1.3 million in the prior year quarter. Adjusted EBITDA improved 12% to $4.7 million in the fourth quarter of fiscal year 2022 compared to $4.2 million in the prior year quarter.

Revenue in fiscal year 2022 increased 14% to $54.9 million compared to $48.1 million in fiscal year 2021. Excluding the impact from foreign currency translation of $5.1 million, revenue improved 25% year-over-year. The increase in revenue was primarily attributable to rate per job increases and the recovery from COVID-19 in the commercial and infrastructure end markets. Net income for fiscal year 2022 improved to $2.1 million compared to a net loss of $1.0 million in fiscal year 2021. Adjusted EBITDA in fiscal year 2022 increased to $15.7 million compared to $15.3 million in fiscal year 2021, primarily due to the increase in revenue and disciplined operational execution.

U.S. Concrete Waste Management Services. Revenue in the fourth quarter of fiscal year 2022 increased 42% to $15.6 million compared to $11.0 million in the prior year quarter. The increase was primarily due to the organic growth and market share expansion and strong sales conversion. Net income in the fourth quarter of fiscal year 2022 increased to $3.7 million compared to $2.2 million in the prior year quarter. Adjusted EBITDA in the fourth quarter of fiscal year 2022 increased 41% to $7.6 million compared to $5.4 million in the prior year quarter.

Revenue in fiscal year 2022 increased 30% to $50.2 million compared to $38.6 million in fiscal year 2021, driven by organic growth, pricing improvements, and the market share expansion of concrete waste management service offerings. Net income increased 62% to $8.9 million in fiscal year 2022 compared to $5.5 million in fiscal year 2021. Adjusted EBITDA in fiscal year 2022 increased 24% to $22.8 million compared to $18.4 million in fiscal year 2021, with the increase primarily attributable to robust operational efficiency and organic revenue growth.

Fiscal Year 2023 Outlook

The Company expects fiscal year 2023 revenue to range between $420.0 million to $445.0 million, Adjusted EBITDA to range between $125.0 million to $135.0 million, and free cash flow2 to range between $65.0 million and $75.0 million.

Share Repurchase Program

In January 2023, the board of directors of the Company approved a $10.0 million increase to the Company’s share repurchase program. This authorization will expire on March 31, 2024 and is in addition to the repurchase authorization of up to $10.0 million through June 15, 2023 that was previously approved in June 2022.

During the fiscal year 2022, the Company repurchased 415,066 shares for a total of $2.7 million at an average share price of $6.48 per share. With the new authorization of $10.0 million under the January 2023 approval, a total of $17.3 million would have remained available for purchase under the Company's repurchase program as of October 31, 2022.

"Today's announcement reflects our commitment to creating superior shareholder value," said Bruce Young. "Our disciplined approach to capital allocation and consistent operational execution have allowed us to support the growth of our businesses while delivering expected shareholder returns and creating long-term value."

2 Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures less cash paid for interest.

Conference Call

The Company will hold a conference call today at 5:00 p.m. Eastern time to discuss its fourth quarter and fiscal year 2022 results.

Date: Monday, January 23, 2023

Time: 5:00 p.m. Eastern time (3:00 p.m. Mountain time)

Toll-free dial-in number: 1-877-407-9039

International dial-in number: 1-201-689-8470

Conference ID: 13734971

Please call the conference telephone number 5-10 minutes prior to the start time. An operator will register your name and organization. If you have any difficulty connecting with the conference call, please contact Gateway Investor Relations at 1-949-574-3860.

The conference call will be broadcast live and available for replay at (https://viavid.webcasts.com/starthere.jsp?ei=1589480&tp_key=1bad55e1aa) and via the investor relations section of the Company’s website at www.concretepumpingholdings.com.

A replay of the conference call will be available after 8:00 p.m. Eastern time on the same day through February 13, 2023.

Toll-free replay number: 1-844-512-2921

International replay number: 1-412-317-6671

Replay ID: 13734971

About Concrete Pumping Holdings

Concrete Pumping Holdings is the leading provider of concrete pumping services and concrete waste management services in the fragmented U.S. and U.K. markets, primarily operating under what we believe are the only established, national brands in both geographies – Brundage-Bone for concrete pumping in the U.S., Camfaud in the U.K., and Eco-Pan for waste management services in both the U.S. and U.K. The Company’s large fleet of specialized pumping equipment and trained operators position it to deliver concrete placement solutions that facilitate labor cost savings to customers, shorten concrete placement times, enhance worksite safety and improve construction quality. Highly complementary to its core concrete pumping service, Eco-Pan seeks to provide a full-service, cost-effective, regulatory-compliant solution to manage environmental issues caused by concrete washout. As of October 31, 2022, the Company provided concrete pumping services in the U.S. from a footprint of approximately 100 locations across 20 states, concrete pumping services in the U.K. from approximately 30 locations, and route-based concrete waste management services from 18 locations in the U.S. and 1 shared location in the U.K. For more information, please visit www.concretepumpingholdings.com or the Company’s brand websites at www.brundagebone.com, www.camfaud.co.uk, or www.eco-pan.com.

Forward‐Looking Statements

This press release includes “forward-looking statements” within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995. The Company’s actual results may differ from expectations, estimates and projections and consequently, you should not rely on these forward-looking statements as predictions of future events. Words such as “expect,” “estimate,” “project,” “budget,” “forecast,” “anticipate,” “intend,” “plan,” “may,” “will,” “could,” “should,” “believes,” “predicts,” “potential,” “continue,” “outlook” and similar expressions are intended to identify such forward-looking statements. These forward-looking statements include, without limitation, the Company’s expectations with respect to future performance, including the Company's fiscal year 2023 outlook. These forward-looking statements involve significant risks and uncertainties that could cause the actual results to differ materially from the expected results. Most of these factors are outside the Company’s control and are difficult to predict. Factors that may cause such differences include, but are not limited to: the adverse impact of recent inflationary pressures, global economic conditions and developments related to these conditions, such as fluctuations in fuel costs and the ongoing war in Ukraine and the COVID-19 pandemic, on our business; the outcome of any legal proceedings or demand letters that may be instituted against or sent to the Company or its subsidiaries; the ability of the Company to grow and manage growth profitably and retain its key employees; the ability to complete targeted acquisitions and to realize the expected benefits from completed acquisitions; changes in applicable laws or regulations; the possibility that the Company may be adversely affected by other economic, business, and/or competitive factors; and other risks and uncertainties indicated from time to time in the Company’s filings with the Securities and Exchange Commission, including the risk factors in the Company's latest Annual Report on Form 10-K and Quarterly Reports on Form 10-Q and Form 10-Q/A. The Company cautions that the foregoing list of factors is not exclusive. The Company cautions readers not to place undue reliance upon any forward-looking statements, which speak only as of the date made. The Company does not undertake or accept any obligation or undertaking to release publicly any updates or revisions to any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.

Non-GAAP Financial Measures

Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). The Company believes that this non-GAAP financial measure provides useful information to management and investors regarding certain financial and business trends relating to the Company’s financial condition and results of operations. The Company’s management also uses this non-GAAP financial measure to compare the Company’s performance to that of prior periods for trend analyses, determining incentive compensation and for budgeting and planning purposes. Adjusted EBITDA is also used in quarterly and annual financial reports prepared for the Company’s board of directors. The Company believes that this non-GAAP measure provides an additional tool for investors to use in evaluating the Company’s ongoing operating results and in comparing the Company’s financial results with competitors who also present similar non-GAAP financial measures.

Adjusted EBITDA is defined as net income calculated in accordance with GAAP plus interest expense, income taxes, depreciation, amortization, transaction expenses, loss on debt extinguishment, stock-based compensation, other income, net, and other adjustments. Other adjustments includes the adjustment for warrant liabilities revaluation, restructuring costs, director costs, public company expense, extraordinary expenses and gain/loss on currency transactions. Starting in the first quarter of fiscal 2023, we will modify the method in which Adjusted EBITDA is calculated by no longer including in "Other adjustments" an add-back for director costs or public company expense as described above. Adjusted EBITDA margin is defined as Adjusted EBITDA divided by total revenue for the period presented. See below for a reconciliation of Adjusted EBITDA to net income (loss) calculated in accordance with GAAP.

Net debt is calculated as all amounts outstanding under debt agreements (currently this includes the Company’s term loan and revolving line of credit balances, excluding any offsets for capitalized deferred financing costs) measured in accordance with GAAP less cash. Cash is subtracted from the GAAP measure because it could be used to reduce the Company’s debt obligations. A limitation associated with using net debt is that it subtracts cash and therefore may imply that there is less Company debt than the most comparable GAAP measure indicates. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor the Company’s leverage and evaluate the Company’s consolidated balance sheet. See “Non-GAAP Measures (Reconciliation of Net Debt)” below for a reconciliation of Net Debt to amounts outstanding under debt agreements calculated in accordance with GAAP.

Free cash flow is defined as Adjusted EBITDA less net replacement capital expenditures and cash paid for interest. This measure is not a substitute for cash flow from operations and does not represent the residual cash flow available for discretionary expenditures, since certain non-discretionary expenditures, such as debt servicing payments, are not deducted from the measure. CPH believes this non-GAAP measure provides useful information to management and investors in order to monitor and evaluate the cash flow yield of the business.

The financial statement tables that accompany this press release include a reconciliation of Adjusted EBITDA and net debt to the applicable most comparable U.S. GAAP financial measure. However, the Company has not reconciled the forward-looking Adjusted EBITDA guidance range and free cash flow range included in this press release to the most directly comparable forward-looking GAAP measures because this cannot be done without unreasonable effort due to the lack of predictability regarding the various reconciling items such as provision for income taxes and depreciation and amortization.

Current and prospective investors should review the Company’s audited annual and unaudited interim financial statements, which are filed with the U.S. Securities and Exchange Commission, and not rely on any single financial measure to evaluate the Company’s business. Other companies may calculate Adjusted EBITDA, net debt and free cash flow differently and therefore these measures may not be directly comparable to similarly titled measures of other companies.

Contact:

Company: Iain Humphries Chief Financial Officer 1-303-289-7497	Investor Relations: Gateway Investor Relations Cody Slach 1-949-574-3860 BBCP@gatewayir.com

Concrete Pumping Holdings, Inc.
Consolidated Balance Sheets
	October 31,	October 31,
(in thousands, except per share amounts)	2022	2021

Current assets:
Cash and cash equivalents	$7,482	$9,298
Trade receivables, net	62,882	49,034
Inventory, net	5,532	4,902
Income taxes receivable	485	275
Prepaid expenses and other current assets	5,175	4,110
Total current assets	81,556	67,619

Property, plant and equipment, net	419,377	337,771
Intangible assets, net	137,754	158,539
Goodwill	220,245	224,700
Right-of-use operating lease assets	24,833	-
Other non-current assets	2,026	2,168
Deferred financing costs	1,698	1,868
Total assets	$887,489	$792,665

Current liabilities:
Revolving loan	$52,133	$990
Operating lease obligations, current portion	4,001	-
Finance lease obligations, current portion	109	103
Accounts payable	8,362	10,706
Accrued payroll and payroll expenses	13,341	12,226
Accrued expenses and other current liabilities	32,156	23,940
Income taxes payable	178	274
Total current liabilities	110,280	48,239

Long term debt, net of discount for deferred financing costs	370,476	369,084
Operating lease obligations, non-current	20,984	-
Finance lease obligations, non-current	169	278
Deferred income taxes	74,223	70,566
Warrant liability	7,030	16,923
Total liabilities	583,162	505,090

Zero-dividend convertible perpetual preferred stock, $0.0001 par value, 2,450,980 shares issued and outstanding as of October 31, 2022 and October 31, 2021	25,000	25,000

Stockholders' equity
Common stock, $0.0001 par value, 500,000,000 shares authorized, 56,226,191 and 56,564,642 issued and outstanding as of October 31, 2022 and October 31, 2021, respectively	6	6
Additional paid-in capital	379,395	374,272
Treasury stock	(4,609)	(461)
Accumulated other comprehensive income (loss)	(9,228)	3,671
Accumulated deficit	(86,237)	(114,913)
Total stockholders' equity	279,327	262,575

Total liabilities and stockholders' equity	$887,489	$792,665

Concrete Pumping Holdings, Inc.
Consolidated Statements of Operations
	Three Months Ended October 31,		Year Ended October 31,
(in thousands, except share and per share amounts)	2022	2021	2022	2021

Revenue	$114,894	$87,753	$401,292	$315,808
Cost of operations	66,282	50,405	237,682	178,081
Gross profit	48,612	37,348	163,610	137,727
Gross margin	42.3%	42.6%	40.8%	43.6%

General and administrative expenses	30,084	25,557	113,181	99,369
Transaction costs	259	117	318	312
Income from operations	18,269	11,674	50,111	38,046

Interest expense, net	(6,765)	(6,107)	(25,891)	(25,190)
Loss on extinguishment of debt	-	-	-	(15,510)
Change in fair value of warrant liabilities	-	1,301	9,894	(9,894)
Other income, net	19	32	88	117
Income (loss) before income taxes	11,523	6,900	34,202	(12,431)

Income tax expense	2,991	3,468	5,526	2,642
Net income (loss)	8,532	3,432	28,676	(15,073)
			-
Less accretion of liquidation preference on preferred stock	(441)	(441)	(1,750)	(1,750)

Income (loss) available to common shareholders	$8,091	$2,991	$26,926	$(16,823)

Weighted average common shares outstanding
Basic	54,075,846	53,522,451	53,914,311	53,413,594
Diluted	54,950,155	57,023,676	54,851,308	53,413,594

Net income (loss) per common share
Basic	$0.14	$0.05	$0.48	$(0.31)
Diluted	$0.14	$0.05	$0.47	$(0.31)

Concrete Pumping Holdings, Inc.
Consolidated Statements of Cash Flows
	For the Year Ended October 31,
(in thousands, except per share amounts)	2022	2021

Net income (loss)	$28,676	$(15,073)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Non-cash operating lease expense	3,913	-
Right-of-use asset amortization for finance lease	22	-
Foreign currency adjustments	2,091	-
Depreciation	34,912	28,795
Deferred income taxes	5,205	2,547
Amortization of deferred financing costs	1,852	2,335
Amortization of intangible assets	22,528	27,111
Stock-based compensation expense	5,034	6,591
Change in fair value of warrant liabilities	(9,894)	9,894
Loss on extinguishment of debt	-	15,510
Net gain on the sale of property, plant and equipment	(2,759)	(1,178)
Net changes in operating assets and liabilities:	-	-
Trade receivables, net	(15,310)	(4,172)
Inventory	(870)	(200)
Prepaid expenses and other current assets	(550)	(1,771)
Operating lease liability	(3,728)	-
Income taxes payable, net	(324)	497
Accounts payable	(3,039)	3,972
Accrued payroll, accrued expenses and other liabilities	8,936	977
Net cash provided by operating activities	76,695	75,835

Cash flows from investing activities:
Purchases of property, plant and equipment	(101,932)	(62,792)
Proceeds from sale of property, plant and equipment	10,023	6,977
Purchases of intangible assets	(1,450)	(750)
Acquisition of net assets - Coastal acquisition	(30,762)	-
Net cash used in investing activities	(124,121)	(56,565)

Cash flows from financing activities:
Proceeds on long term debt	-	375,000
Payments on long term debt	-	(381,206)
Proceeds on revolving loan	377,375	280,034
Payments on revolving loan	(326,945)	(280,891)
Payment of debt issuance costs	(290)	(8,464)
Payments on finance lease obligations	(103)	(97)
Purchase of treasury stock	(4,148)	(330)
Proceeds on exercise of options	89	-
Net cash provided by (used in) financing activities	45,978	(15,954)
Effect of foreign currency exchange rate on cash	(368)	(754)
Net increase (decrease) in cash and cash equivalents	(1,816)	2,562
Cash and cash equivalents:
Beginning of period	9,298	6,736
End of period	$7,482	$9,298

Concrete Pumping Holdings, Inc.
Segment Revenue
	Three Months Ended October 31,		Change
(in thousands)	2022	2021	$	%
U.S. Concrete Pumping	84,317	$62,965	$21,352	33.9%
U.K. Operations	14,946	13,812	1,134	8.2%
U.S. Concrete Waste Management Services	15,640	11,040	4,600	41.7%
Corporate	625	625	-	0.0%
Intersegment	(634)	(689)	55	-8.0%
	$114,894	$87,753	$27,141	30.9%

	Year Ended October 31,		Change
(in thousands)	2022	2021	$	%
U.S. Concrete Pumping	$296,506	$229,475	$67,031	29.2%
U.K. Operations	54,926	48,098	6,828	14.2%
U.S. Concrete Waste Management Services	50,191	38,591	11,600	30.1%
Corporate	2,500	2,500	-	0.0%
Intersegment	(2,831)	(2,856)	25	-0.9%
	$401,292	$315,808	$85,484	27.1%

Concrete Pumping Holdings, Inc.
Segment Adjusted EBITDA and Net Income (Loss)

	Net Income (Loss)		Adjusted EBITDA
	Three Months Ended October 31,		Three Months Ended October 31,
(in thousands, except percentages)	2022	2021	2022	2021	$ Change	% Change
U.S. Concrete Pumping	$2,769	$798	$23,360	$18,095	$5,265	29.1%
U.K. Operations	1,722	(1,281)	4,700	4,191	509	12.1%
U.S. Concrete Waste Management Services	3,693	2,218	7,605	5,374	2,231	41.5%
Corporate	348	1,697	624	625	(1)	-0.2%
	$8,532	$3,432	$36,289	$28,285	$8,004	28.3%

	Net Income (Loss)		Adjusted EBITDA
	Year Ended October 31,		Year Ended October 31,
(in thousands, except percentages)	2022	2021	2022	2021	$ Change	% Change
U.S. Concrete Pumping	$6,541	$(10,959)	$77,523	$68,091	$9,432	13.9%
U.K. Operations	2,080	(1,028)	15,717	15,339	378	2.5%
U.S. Concrete Waste Management Services	8,898	5,500	22,838	18,411	4,427	24.0%
Corporate	11,157	(8,586)	2,499	2,501	(2)	-0.1%
	$28,676	$(15,073)	$118,577	$104,342	$14,235	13.6%

Concrete Pumping Holdings, Inc.
Quarterly Financial Performance

(dollars in millions)	Revenue	Net Income (Loss)	Adjusted EBITDA[1]	Capital Expenditures[2]	Adjusted EBITDA less Capital Expenditures	Diluted Earnings Per Share

Q1 2020	$74	$(3)	$24	$20	$4	$(0.06)
Q2 2020	$74	$(59)	$24	$4	$20	$(1.06)
Q3 2020	$77	$3	$30	$6	$24	$0.00
Q4 2020	$79	$(2)	$30	$6	$24	$(0.06)
Q1 2021	$70	$(12)	$22	$8	$15	$(0.24)
Q2 2021	$77	$(11)	$25	$5	$20	$(0.21)
Q3 2021	$81	$5	$28	$17	$11	$0.07
Q4 2021	$88	$3	$28	$27	$1	$0.05
Q1 2022	$85	$1	$24	$35	$(11)	$0.01
Q2 2022	$96	$6	$28	$22	$5	$0.10
Q3 2022	$105	$13	$30	$19	$11	$0.22
Q4 2022	$115	$9	$37	$48	$(11)	$0.14

1 Adjusted EBITDA is a financial measure that is not calculated in accordance with Generally Accepted Accounting Principles in the United States (“GAAP”). See “Non-GAAP Financial Measures” below for a reconciliation of such measure to its most comparable GAAP measure.

2 Total capital expenditures for the 2022 fiscal year was approximately $124 million which includes approximately $36 million of replacement capex.

*Q4 2022 capex includes approximately $31 million M&A and $13 million growth investment.

*Q3 2022 capex includes approximately $7 million growth investment.

*Q2 2022 capex includes approximately $11 million M&A and $5 million growth investment.

*Q1 2022 capex includes approximately $19 million M&A and $2 million growth investment.

Concrete Pumping Holdings, Inc.
Reconciliation of Net Income (Loss) to Reported EBITDA to Adjusted EBITDA

	Three Months Ended October 31,		Year Ended October 31,
(dollars in thousands)	2022	2021	2022	2021
Consolidated
Net income (loss)	$8,532	$3,432	$28,676	$(15,073)
Interest expense, net	6,765	6,107	25,891	25,190
Income tax expense	2,991	3,468	5,526	2,642
Depreciation and amortization	14,957	14,220	57,462	55,906
EBITDA	33,245	27,227	117,555	68,665
Transaction expenses	259	117	318	312
Loss on debt extinguishment	-	-	-	15,510
Stock based compensation	870	1,311	5,034	6,591
Change in fair value of warrant liabilities	-	(1,301)	(9,894)	9,894
Other income, net	(19)	(32)	(88)	(117)
Other adjustments[1]	1,934	963	5,652	3,487
Adjusted EBITDA	$36,289	$28,285	$118,577	$104,342

U.S. Concrete Pumping
Net income (loss)	$2,769	$798	$6,541	$(10,959)
Interest expense, net	6,089	5,313	22,968	22,031
Income tax expense (benefit)	2,207	1,469	2,465	(956)
Depreciation and amortization	10,689	9,496	40,304	37,381
EBITDA	21,754	17,076	72,278	47,497
Transaction expenses	259	117	318	312
Loss on debt extinguishment	-	-	-	15,510
Stock based compensation	870	1,311	5,034	6,591
Other income, net	(6)	-	(49)	(42)
Other adjustments[1]	483	(409)	(58)	(1,777)
Adjusted EBITDA	$23,360	$18,095	$77,523	$68,091

U.K. Operations
Net income (loss)	$1,722	$(1,281)	$2,080	$(1,028)
Interest expense, net	676	794	2,923	3,159
Income tax expense (benefit)	(252)	1,707	(130)	1,759
Depreciation and amortization	1,817	2,114	7,709	8,238
EBITDA	3,963	3,334	12,582	12,128
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Other income, net	(4)	(15)	(15)	(53)
Other adjustments	741	872	3,150	3,264
Adjusted EBITDA	$4,700	$4,191	$15,717	$15,339

U.S. Concrete Waste Management Services
Net income	$3,693	$2,218	$8,898	$5,500
Interest expense, net	-	-	-	-
Income tax expense	971	276	2,803	1,486
Depreciation and amortization	2,240	2,397	8,601	9,447
EBITDA	6,904	4,891	20,302	16,433
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Other income, net	(9)	(17)	(24)	(22)
Other adjustments	710	500	2,560	2,000
Adjusted EBITDA	$7,605	$5,374	$22,838	$18,411

Corporate
Net income (loss)	$348	$1,697	$11,157	$(8,586)
Interest expense, net	-	-	-	-
Income tax expense	65	16	388	353
Depreciation and amortization	211	213	848	840
EBITDA	624	1,926	12,393	(7,393)
Transaction expenses	-	-	-	-
Loss on debt extinguishment	-	-	-	-
Stock based compensation	-	-	-	-
Change in fair value of warrant liabilities	-	(1,301)	(9,894)	9,894
Other income, net	-	-	-	-
Other adjustments[1]	-	-	-	-
Adjusted EBITDA	$624	$625	$2,499	$2,501

1 Other adjustments includes the adjustment for warrant liabilities revaluation, restructuring costs, director costs, public company expense, extraordinary expenses and gain/loss on currency transactions. Starting in the first quarter of fiscal 2023, we will modify the method in which Adjusted EBITDA is calculated by no longer including in "Other adjustments" an add-back for director costs (which were $2.0 million in 2022 and $2.4 million in 2021) or expenses related to being a publicly-traded company (which were $0.5 million in both 2022 and 2021).

Concrete Pumping Holdings, Inc.
Reconciliation of Net Debt

	October 31,	January 31,	April 30,	July 31,	October 31,	Change in Net Debt
(in thousands)	2021	2022	2022	2022	2022	Q4'21 to Q4 '22	YoY
Senior Notes	375,000	375,000	375,000	375,000	375,000	-	-
Revolving loan draws outstanding	990	16,208	29,867	16,884	52,133	35,249	51,143
Less: Cash	(9,298)	(2,787)	(2,670)	(2,445)	(7,482)	(5,037)	1,816
Net debt	366,692	388,421	402,197	389,439	419,652	30,213	52,960